Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

Nature Wood Group Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title (1)(2)	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(2)
Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares, par value $0.001 per share, represented by ADSs	457	Rule 457(o)	—	—	$30,000,000	0.00011020	$3306.00

	Total Offering Amounts
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due								$3306.00

(1)	American depositary shares, or ADSs, issuable upon deposit of the ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (File No. 333- ). Each ADS represents one ordinary share.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rules 457(o) under the Securities Act of 1933, as amended. Includes ordinary shares represented by ADSs that may be purchased by the underwriters pursuant to their option to purchase additional ADSs to cover over-allotment, if any.

In accordance with Rule 416, the Registrant is also registering an indeterminate number of additional ordinary shares that shall be issuable to prevent dilution from share splits, share dividends, or similar transactions.